SEVERANCE AGREEMENT AND RELEASE

     This Agreement is entered into by and between Cowlitz Bank, a Washington chartered bank (the "Bank"), Cowlitz Bancorporation, a Washington corporation ("Bancorporation") (with the Bank and Bancorporation jointly referred to herein as the "Company"),and Charles W. Jarrett ("employee"), to be effective as provided herein.

WHEREAS, employee has been employed as President and Chief Operating Officer of Bancorporation and President and Chief Executive Officer of the Bank and is party to a certain employment agreement with the Company dated as of January 1, 1998; and

WHEREAS,   employee   serves  on  the  board  of   directors  of  the  Bank  and
Bancorporation; and

WHEREAS,   employee   desires  to  resign  his  employment  with  the  Bank  and
Bancorporation   and  his   positions   as  a  director   of  the  Bank  and  of
Bancorporation; and

WHEREAS, during the course of employment and as a director of the Company employee had access to valuable trade secrets and confidential information of the Company, the use or disclosure of which in competition with the Company or otherwise would be detrimental to the business of the Company; and

WHEREAS, the Company and Employee desire to terminate the employment relationship on amicable grounds and the employee desires to obtain the severance benefits provided for herein, some or all of which employee may not otherwise be entitled to receive; therefore, the parties agree as follows:

1. Termination of Employment. Employee's resignation shall be deemed effective and his employment with the Company shall terminate effective March 22, 2000 (the "termination date"), and all entitlement to further salary and benefits will cease as of that date except as expressly provided herein.

2. Severance Benefits. In consideration of the representations, promises and covenants of employee herein, each of which are acknowledged by employee to be a material inducement to the Company to enter into this Agreement and provide the consideration specified herein, employee shall be provided the following severance benefits:

A. Severance Pay. Employee shall be paid at his current monthly base salary of nineteen thousand eight hundred and fifty six dollars and twenty-five cents ($19,856.25) (the "base salary") through March 31, 2000. Said payment shall be made on the Company's normal payroll schedule on the first regular pay date after the effective date of this Agreement. Employee shall be paid a monthly amount for twenty-four months commencing April, 2000 and continuing through March, 2002, with such payments to be made on the last business day of each such

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Severance Agreement - 2

month. The amount of each such monthly payment shall be $21,228.52. Payments specified herein are subject to lawfully required payroll withholdings and employee shall annually be issued a W-2 reflecting such payments and withholdings.

B. Vacation and Holiday Pay. Employee shall be paid for four weeks of vacation and one floating holiday. The parties agree that the amount to be paid for all such vacation and the floating holiday is equal to the monthly base pay for one month. Said payment shall be made on the Company's normal payroll schedule on the first regular pay date after the effective date of this Agreement, and is subject to lawfully required payroll withholdings.

C. Medical Insurance Premiums. The Company shall bear the cost of maintaining employee on its group medical insurance plan through March, 2002, including the cost of any dependents of employee for whom the Company paid the cost of insuring as of the termination date. Nothing herein shall preclude the Company from changing carriers or altering coverage so long as employee is provided the same coverage as generally available to other employees of the Company. In the event employee cannot be covered under the applicable plan following the 18 months after the termination date during which employee is eligible for COBRA coverage, then for each remaining month through March, 2002 the Company shall pay employee an amount equal to the monthly premium cost of insuring employee and any covered dependents under the Company's plan in effect at that time. The Company's obligation to provide insurance coverage or pay the cost of premiums hereunder shall terminate if employee obtains alternative coverage from a subsequent employer.

D. Retirement Benefits. Employee has been a participant in certain retirement and/or deferred compensation plans of the Company. As to all such plans Employee shall be provided, to the extent applicable, retirement benefits, service credit, and/or contributions to be made on his behalf by the Company under such plans for the year 1999 and pro rata for the year 2000 through March 31, 2000, the amount of which contributions shall be $25,000 for the year 1999 and $12,250 for pro rata portion of the year 2000. Such amounts shall be paid by March 31, 2000.

E. Automobile Lease. The Company currently leases an automobile for employee's use. The Company agrees to allow employee to have such lease transferred to employee. Employee shall have until April 22, 2000 to arrange transfer of the lease, and shall return the automobile to the Company if the lease is not transferred by said date. Employee shall be responsible for any costs associated with transferring the lease and the transfer documents must release the Company from any further liability or responsibility for the automobile and lease payments after the transfer date.

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Severance Agreement - 3

F. Stock Options: Employee shall be deemed fully vested in and eligible to exercise all presently unvested stock options previously granted to employee. The number and exercise price of all vested options currently held by employee and all unvested options that vest pursuant to this Section 2.F are set forth on Exhibit A hereto. Employee shall be eligible to exercise such options for a period of one hundred and eighty days following the termination date, and any options  not  exercised  within  such  period  shall  lapse and be of no further effect. In the event employee elects to exercise any options as permitted hereunder, employee shall provide written notice of such election to the Company, which notice shall identify the stock option grant that is being exercised, specify the number of shares sought to be acquired and the applicable exercise price, and be accompanied by a cashier's check for the total exercise price for the shares to be acquired. If the options are being exercised to sell the shares to a third party pursuant to a bona fide written offer, verifiable evidence of such offer shall also be provided with the notice. Upon receipt of such notice the Company shall then have the right to either issue stock pursuant to employee's notice of election, or to cancel the option as to the number of shares of stock specified in employee's notice of election. The Company may exercise its right to cancel by providing employee written notice of cancellation within two business days after receiving employee's notice of election, in which event the Company shall return to employee the amount tendered to exercise the options and pay employee an amount equal to (1) the difference between (a) the greater of the closing price of the Company's stock on the date the notice of exercise is received or the price per share offered employee in a bona fide written offer from a third party, and (b) the per share exercise price of the option; multiplied by (2) the number of shares specified in employee's notice of election. Payment to employee for cancellation of an option(s) shall be made within two business days following the Company's notice of election to cancel. Any option(s) cancelled by the Company shall have no further force or effect. Except to the extent expressly provided herein, the Company's Stock Option Plan and any agreements by which Employee was granted stock options shall be controlling with respect to stock options and the exercise thereof. In connection with the exercise of any option, the Company will not require any investment letter or representation from employee, except to the extent that, in the opinion of Company's counsel, the absence of such a letter or representation would result in a violation of applicable federal or state securities laws or regulations. The Company agrees that it will authorize sale of stock obtained by employee exercising options within six months of the grant date unless, in the opinion of the Company's counsel, sale within such six month period would violate applicable federal or state securities laws or regulations.

3. Stock Purchase Rights. Employee presently holds shares of the common stock of the Company and has the option to purchase additional shares of stock as specified in Section 2. With respect to all such shares of stock currently held by employee and any shares of stock acquired through the exercise of stock options specified on Exhibit A or otherwise acquired by Employee, employee agrees that he shall not sell, assign, transfer or otherwise convey any such shares except pursuant to this Section 3. Before employee sells, assigns,

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Severance Agreement - 4

transfers or conveys shares of stock (jointly, a "stock sale") he shall first give written notice to the Company of his intent, specifying the number of shares subject to the intended stock sale, and, if other than a sale on the open market, verifiable evidence of the bona fide offer to purchase from a third party. The Company shall have the right to purchase such shares at the greater of the closing price of the Company's stock on the date the notice of exercise is received or the price per share offered employee in the bona fide written offer. The Company shall provide employee written notice of its intent to exercise its purchase right within two business days after receiving employee's notice, and closing of the transaction shall occur within three business days thereafter. If the Company fails to provide employee notice of its intent to purchase employee's shares within the time specified then employee may engage in a stock sale with respect to the number of shares specified in employee's notice. The Company's right to purchase shares of stock hereunder shall expire five years from the termination date.

4. Board Memberships. Employee hereby resigns from the board of directors of the Bank effective March 22, 2000, and from the board of directors of Bancorporation effective April 30, 2000. Employee shall receive directors' compensation at the rate presently in effect through the end of the respective months in which his resignation are effective.

5. Consulting Relationship. At employee's election, employee may serve as a consultant to the Company for the period through which he receives severance pay hereunder. Employee's election to serve as a consultant shall not obligate employee to undertake any specific projects or tasks for the Company, and shall not entitle employee to any further or additional consideration from the Company. Employee shall not represent himself as an agent of the Company and shall not have the authority to bind or obligate the Company in any respect.

6. Release of Claims. Employee expressly waives and releases any and all claims, causes of action, and damages employee has or may have against the Company, its officers, agents, employees, and directors, unasserted or unasserted, known or unknown, arising from or in any way relating to employee's employment, employment agreement, or the termination of such employment and agreement, including without limitation common law claims for breach of contract and/or torts, and claims under any law, statute, ordinance or regulation of the United States and any state, county, municipality or other governmental entity, specifically including Title VII of the Civil Rights Act of 1964 as amended, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Washington Law Against Discrimination, any and all other laws regarding civil rights, and any other legal limitation on the employment relationship. Employee agrees that employee is entitled to no further compensation or consideration from the Company after the termination date except as expressly provided in this Agreement. Such release does not cover any claims under the federal Age Discrimination in Employment Act as amended.

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Severance Agreement - 5

7.  Intellectual Properties.

A. Employee agrees all ownership, copyright, patent, trade secrecy, and other rights in all works, programs, fixes, routines, inventions, ideas, designs, manuals, improvements, discoveries, processes, customer lists or other properties, and any improvements thereon (the "Intellectual Properties") made or conceived by employee during the term and in the course of employee's engagement by the Company were works made for hire, and are the rights and property solely of the Company, whether developed independently by employee or jointly with others, and whether or not developed or conceived during regular working hours or at the Company's facilities, and whether or not the Company uses, registers, or markets the same, and employee represents employee has disclosed and delivered over to the Company any Intellectual Properties of which employee is aware, and as to any of which employee later becomes aware employee shall disclose and deliver over to the Company the same in writing or in such form and manner as the Company may reasonably request.

B. To the extent that ownership of such Intellectual Properties has not automatically vested in the Company, employee hereby irrevocably sells, assigns, transfers and conveys to the Company employee's entire right, title and interest in and to the Intellectual Properties made or conceived by employee during the term and in the course of employee's engagement by the Company. Employee will assist the Company as requested, at the Company's expense but without additional compensation to employee, to further evidence and perfect, and to enforce, the Company's rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations. If employee fails or refuses to execute any such instruments, employee hereby appoints the Company as employee's attorney-in-fact to act on employee's behalf and to execute such instruments. This appointment shall be irrevocable and deemed to be a power coupled with an interest.

C. In accordance with Section 49.44.140 of the Revised Code of Washington, this Agreement (other than Subsection 7 D.) does not apply to, and employee has no obligation to assign or offer to assign to the Company, any invention for which no Company trade secrets and no equipment, supplies, or facilities of the Company were used and which was developed entirely on employee's own time, unless: (i) the invention relates directly to the business of the Company, (ii) the invention relates to actual or demonstrably anticipated research or development work of the Company, or (iii) the invention results from any work performed by employee for the Company.

D. If and to the extent that employee made use, in the course of employee's engagement with the Company, of any items or Intellectual Properties previously developed by employee or developed by employee outside of the scope of this Agreement, employee hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such items and Intellectual Properties.

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Severance Agreement - 6

8. Trade Secrets and Confidential Information. The employment agreement between the parties dated January 1, 1998, specifies in section 15 certain obligations of employee with respect to Confidential Information (as defined therein). Employee agrees that he shall continue to be subject at all times to all such obligations with respect to Confidential Information, and such obligations are hereby incorporated herein. Employee represents and warrants that he has returned to the Company all documents and other materials which contain or pertain to the Confidential Information.

9. Non-competition. The employment agreement between the parties dated January 1, 1998, specifies in section 16 and 17, respectively, the duty of the employee not to compete and remedies available in the event of breach of employee's duty not to compete or to maintain confidential information. The parties intend such provisions to remain in effect pursuant to their terms, incorporate said provisions herein, and employee reaffirms his obligations thereunder. Notwithstanding the foregoing, employee shall be permitted to provide consulting services on a defined project basis for specific time periods for entities that "compete" with the Company (as defined in said Employment Agreement), if employee first obtains written approval from the Company to undertake such consulting activity. The Company's approval will not be unreasonably withheld; provided, withholding approval shall not be deemed unreasonable if the nature of the consulting services or the party to which the services would be provided indicate to the Company that the reasonably contemplated potential competitive harm would be more than de minimis. The parties agree that the geographic restriction set forth in section 16 of the employment agreement shall be limited to those areas that are within 40 miles of any geographic area in which the Bancorporation or the Bank or its affiliates conduct business as of the termination date.

10. Nondisparagement. Employee agrees to refrain from making any type of negative or disparaging comments about, or in any way casting in an unfavorable light, the business operations or conduct of the Company and its past or present directors, officers, employees, representatives, and agents. The Company agrees to refrain from making any type of negative or disparaging comments about, or in any way casting in an unfavorable light, the capabilities, performance or conduct of the employee. The parties agree the Company shall issue a press release in the form attached hereto as Exhibit B.

11. Binding Effect. Employee's rights and release of claims hereunder inure to and will bind employee's heirs, successors, and assigns, and will benefit the Company and its successors and assigns. The obligations of the Bank and Bancorporation hereunder shall be binding on their respective successors and assigns. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision.

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Severance Agreement - 7

12. Governing Law; Venue. This Agreement will be governed by the laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in Washington for all matters and actions arising under or relating to this Agreement, employee's employment, and the termination thereof. The prevailing party in any such action shall be entitled to reasonable attorneys' fees, costs and expenses incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise.

13. Severability. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

14. Final Agreement. This Agreement represents the final agreement of the parties as to all matters addressed herein and supersedes all previous agreements, negotiations, and discussions by the parties regarding the subject matters addressed herein.

15.  Arbitration.
A. Any controversy or claim between or among the Company and employee, including but not limited to those arising out of or relating to this Agreement, shall be determined by arbitration in accordance with the Commercial Arbitration Rules with Expedited Procedures, as in effect on the date hereof except as modified by this paragraph, of the American Arbitration Association. Matters of discovery shall be governed by the Federal Rules of Civil Procedure and all statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. Judgment upon the award rendered may be entered in any court having jurisdiction. Each party shall share equally in payment of the costs and fees of the any arbitration under this paragraph. Neither the decision rendered in any arbitration nor any information produced by any party in connection with any arbitration proceedings described herein shall be disclosed to any other person, except (i) to the officers, agents, counsel and advisors of any party or arbitrator and (ii) as may be compelled by a court of competent jurisdiction or as otherwise required by law.

B. In addition to its rights set forth in Subsection 15 A, the Company may obtain provisional or interim remedies from a court of competent jurisdiction, including without limitation a temporary restraining order or injunction, with respect to claims by the Company relating to sections 8, 9 and 10 of this Agreement. Any issues of law or fact which arise in connection with the exercise by the Company of its rights and remedies as contemplated by this Subsection 15 B may be determined, at the Company's election, by arbitration in accordance with Subsection 15 A above. By exercising any rights and remedies under this Subsection 15 B, neither party shall waive the provisions of Subsection 15 A above.

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Severance Agreement - 8

16. Effective Date. This Agreement shall be effective on the date executed by employee and delivered to the Company. The Company agrees to provide to Employee no later than April 24, 2000, a certified copy of resolutions or consents adopted by the board of directors of the Bank and Bancorporation confirming and ratifying this Agreement.

Cowlitz Bank:


By: _____________________________

   Its:   _______________________
   Dated: _______________________


Cowlitz Bancorporation:


By: _____________________________

   Its:   _______________________
   Dated: _______________________


Employee:

_________________________________
Charles W. Jarrett
Dated: _____________

                                    EXHIBIT A

                       Options Granted to Charles Jarrett

                       Number of Shares                            Per Share
Date of Grant         Covered by Option                           Exercise Price

9/30/97                     192,500                                     $5.71
12/31/98                     10,000                                     $7.94
12/31/99                     15,000                                     $4.94